Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Province of Incorporation	Percentage Owned
Unit Drilling Company	Oklahoma	100%
Unit Petroleum Company	Oklahoma	100%
Superior Pipeline Company, L.L.C.	Oklahoma	100%